As filed with the Securities and Exchange Commission on
                    January 31, 1997
                             Registration No. 333-___
============================================================
                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549
                           -----------------

                               Form S-3
                        REGISTRATION STATEMENT
                                UNDER
                     THE SECURITIES ACT OF 1933
                     -------------------------

                       EMERITUS CORPORATION
      (Exact name of registrant as specified in its charter)

         Washington                  91-1605464
(State or other jurisdiction       (I.R.S. Employer
    of incorporation or         Identification Number)
         organization)

                   3131 Elliot Avenue, Suite 500
                    Seattle, Washington 98121
                        (206) 298-2909
   (Address, including zip code, and telephone number,
      including area code, of registrant's principal
                     executive offices)

                 Raymond R. Brandstrom
          President and Chief Operating
                 Officer Emeritus Corporation
             3131 Elliot Avenue, Suite 500
               Seattle, Washington 98121
                    (206) 298-2909
    (Name, address, including zip code and telephone
       number, including area code, of agent for service)
               --------------------------

                      Copies to:
                 Michael E. Stansbury
                    Gregory Gorder
                     Perkins Coie
              1201 Third Avenue, 40th Floor
               Seattle, Washington 98101-3099
                   (206) 583-8888
             -----------------------------
Approximate date of commencement of proposed sale to the public: FROM TIME TO TIME AFTER THIS REGISTRATION
STATEMENT BECOMES EFFECTIVE, DEPENDING ON MARKET
CONDITIONS.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ( )
If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. (X)
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ( )
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ( )


                ------------------------

           CALCULATION OF REGISTRATION FEE

=============================================================================
                                    Proposed
   Title of Each                     Maximum        Proposed
     Class of                       Aggregate        Maximum       Amount of
    Securities      Amount to Be    Price Per       Aggregate    Registration
 to Be Registered    Registered       Unit       Offering Price       Fee
-----------------------------------------------------------------------------
6.25% Debentures
  Due 2006........  $32,000,000       100%(1)    $32,000,000(1)   $9,697

Common Stock, par
  value $0.0001       1,454,545
  per share (2)...    shares(3)        N/A              N/A             N/A
=============================================================================



(1)  Estimated solely for the purpose of calculating the
registration fee.
(2)  Represents shares issuable upon conversion of the
Debentures.
(3)  Plus an indeterminate number of additional shares of
Common Stock which may be issuable upon conversion of the
Debentures as a result of the antidilution provisions
thereof.
             -------------------------------
The registrant hereby amends this Registration Statement
on such date or dates as may be necessary to delay its
effective date until the registrant shall file a further
amendment which specifically states that this
Registration Statement shall thereafter become effective
in accordance with Section 8(a) of the Securities Act of
1933 or until this Registration Statement shall become
effective on such date as the Securities and Exchange
Commission, acting pursuant to said Section 8(a), may
determine.
==========================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange
Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

              Subject to Completion, dated January 31, 1997

PROSPECTUS
                        $32,000,000
                     1,454,545 Shares

                   EMERITUS CORPORATION

      6.25% Convertible Subordinated Debentures Due 2006
          (Interest payable January 1 and July 1)
          Common Stock, par value $.0001 per share

   This Prospectus relates to $32,000,000 aggregate principal amount of 6.25% Convertible Subordinated Debentures due 2006 (the "Debentures") of Emeritus Corporation, a Washington corporation (the "Company"), originally issued in a private placement on February
15, 1996 (the "Debenture Offering") and the 1,454,545 shares of common stock, par value $.0001 per share (the "Common Stock"), of the Company that are issuable upon conversion of the Debentures. The Debentures or the shares of Common Stock issued upon conversion of the Debentures may be offered from time to time for the account of holders of Debentures named herein (the "Selling Debentureholders"). See "Plan of Distribution." The Company will not receive any proceeds from this offering.

   The aggregate principal amount of Debentures that may be offered by the Selling Debentureholders pursuant to this Prospectus is $32,000,000. Information concerning such Selling Debentureholders may change from time to time and will be set forth in Prospectus Supplements.

     The Debentures are convertible into Common Stock at any time after the effectiveness of the registration statement of which this Prospectus is a part and at or prior to maturity, unless previously redeemed, at a conversion price of $22.00 per share, subject to adjustment under certain circumstances. Prior to this offering, there has not been any public market for the Debentures, although the Debentures have been eligible for trading in the Private Offerings Resales and Trading through Automated Linkages ("PORTAL") Market. The Common
Stock is traded on the American Stock Exchange ("AMEX") under the symbol "ESC." On January 30, 1997, the last reported sale price of the Common Stock, as reported by AMEX, was $12.75 per share.

     The Debentures are redeemable, in whole or in part, at the option of the Company, for cash, at any time on or after July 1, 1999 on at least 30 days' notice at the redemption prices set forth herein plus accrued interest.
See "Description of Debentures."

     The Debentures are unsecured obligations of the Company and are subordinated in right of payment to all existing and future Senior Indebtedness (as hereinafter defined) of the Company. The Indenture does not restrict the incurrence of Senior Indebtedness or other
Indebtedness (as defined in the Indenture, dated as of February 15, 1996, executed by the Company and Fleet
National Bank) by the Company or any subsidiary.  At
December 31, 1996, the Company had $66.1 million Senior
Indebtedness.

     See "Risk Factors" commencing on page 5 of this Prospectus for a discussion of certain factors relevant to an investment in the Debentures.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The Company has been advised by the Selling
Debentureholders that the Selling Debentureholders, acting as principals for their own account, directly, through agents designated from time to time, or through dealers or underwriters also to be designated, may sell all or a portion of the Debentures or shares of Common Stock offered hereby from time to time on terms to be determined at the time of sale. The aggregate proceeds to the Selling Debentureholders from the sale of Debentures and Common Stock offered by the Selling Debentureholders hereby will be the purchase price of such Debentures or Common Stock less any commissions. For information concerning indemnification arrangements between the Company and the Selling
Debentureholders, see "Plan of Distribution."

     The Selling Debentureholders and any broker-dealers, agents or underwriters that participate with the Selling
Debentureholders in the distribution of the Debentures or shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

    The date of this Prospectus is February __, 1997.

                        AVAILABLE INFORMATION

  The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission
(the "Commission"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the New York Regional Office of the Commission, 7 World Trade Center, Suite 1300, New York, New York 10048, and at the Chicago Regional Office of the Commission, 500 West Madison Street, Suite 1400, Chicago, Illinois
60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth
Street, N.W., Washington, D.C. 20549. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.
Such reports and other information may also be inspected at the offices of the National Association of Securities
Dealers, Inc., Reports Section, 1735 K Street, N.W.,
Washington, D.C. 20006.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration
Statement") under the Securities Act with respect to the registration of the Debentures and Common Stock offered hereby. This Prospectus does not contain all the information forth in the Registration Statement and the exhibits thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus or in any document incorporated by reference herein as to the contents of any contract or other documents referred to herein or therein are not necessarily complete and, in each instance, reference is made to the copy of such documents filed as an exhibit to the Registration
Statement or such other documents, which may be obtained from the Commission as indicated above upon payment of the fees prescribed by the Commission. Each such statement is qualified in its entirety by such reference.

          INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995; (ii) the Company's Current Report on Form 8-K dated February 1,
1996 and Amendment No. 1 thereto on Form 8-K/A dated March
19, 1996; (iii) the Company's Current Report on Form 8-K dated February 16, 1996 and Amendment No. 1 thereto on
Form 8-K/A dated April 15, 1996 and Amendment No. 2 thereto on Form 8-K/A dated April 16, 1996; (iv) the Company's
Current Report on Form 8-K dated March 19, 1996 and
Amendment No. 1 thereto on Form 8-K/A dated March 30,
1996; (v) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30,
1996; (vi) the Company's Proxy Statement dated April 12,
1996 related to the Annual Meeting of Shareholders held on May 23, 1996; (vii) Registration Statement on Form S-1
(File No. 33-97508) declared effective November 21, 1995;
and (viii) the description of the Company's capital stock contained in the Company's Registration Statement on Form
8-A dated October 13, 1995. In addition, each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to termination of the offering of Debentures and the Common Stock shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date such document is filed with the Commission.

     Any statement contained herein, or any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration
Statement and this Prospectus to the extent that the statements contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements
(including notes thereto) appearing in the documents incorporated herein by reference. This Prospectus incorporates documents by reference which are not presented herein or delivered herewith. These documents
(other than exhibits thereto) are available without charge, upon written or oral request by any person to whom this Prospectus has been delivered, from Raymond R.
Brandstrom, President and Chief Operating Officer,
Emeritus Corporation, 3131 Elliot Avenue,
Suite 500, Seattle, Washington 98121.

                        THE COMPANY

     Emeritus Corporation (the "Company") is a long-term care services company focused on operating residential-style assisted-living communities. Since its organization in July 1993, the Company has achieved significant growth in revenues, primarily due to the acquisition and operation of residential communities. The Company believes that it is one of the largest providers of assisted-living services in the United States. The
Company's revenues are derived primarily from rents and service fees charged to its residents. For the nine months ended September 30, 1995 and 1996, the Company generated total operating revenues of $13.0 million and $46.1 million respectively.

   As of December 31, 1996, the Company holds ownership, leasehold or management interests in 74 residential communities, consisting of approximately 6,150 units, located in 19 states. The Company leases 57 of its residential communities, typically from a financial institution such as a real estate investment trust, owns
14 communities, manages one community and has a joint venture interest in two communities.

     The Company plans to grow through both acquisition and development. The Company's growth strategy has focused, and will continue to focus, on the acquisition of existing longterm-care facilities that either are currently operated as assisted-living communities or can be efficiently repositioned by the Company as assisted-living communities. The Company plans to continue to evaluate such opportunities and to acquire such existing properties where senior demographics and location of the property would allow for its effective operation by the Company as an assisted-living community. The Company believes that the terms on which it has acquired its interests in the residential communities have generally been favorable and below estimated replacement costs. Over the long-term, the Company believes that the popularity of assisted living as a long-term-care alternative will decrease the number of existing facilities that are available at attractive prices and that its growth may depend more on the successful development of new assisted-living communities.
As a result, the Company has instituted a development program that is expected to result in its opening approximately 15 to 20 newly developed assisted-living communities per year through 1998.

     The Company is a Washington corporation and its principal executive offices are located at 3131 Elliot
Avenue, Suite 500, Seattle, Washington 98121, and its telephone number is (206) 298-2909.

RISK FACTORS

     PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED
HEREBY SHOULD CONSIDER CAREFULLY THE RISKS ASSOCIATED WITH
INVESTING IN THE COMMON STOCK, INCLUDING THE PRINCIPAL
RISK FACTORS SET FORTH BELOW, AS WELL AS OTHER INFORMATION
SET FORTH IN THIS PROSPECTUS, IN EVALUATING AN INVESTMENT
IN THE COMMON STOCK.

   Recent Organization; History of Losses. The Company was organized and began operations in July 1993 and has operated at a loss since its inception. For the year ended December 31, 1995, the Company recorded a net loss of $9.0 million. For the nine months ended September 30, 1996, the Company incurred a net loss of $4.5 million, of which $2.4 million was incurred in the third quarter. The majority of the long-term care facilities operated at a loss following acquisition. The Company intends to continue to acquire long-term-care facilities that are likely to operate at a loss for at least 12 months to 18 months after the Company acquires its interest in each facility. In addition, the Company is developing new assisted-living communities, all of which are expected to incur start-up losses for at least nine months after commencing operations. As a result, the Company expects to continue to incur losses at least through the end of 1997. There can be no assurance, however, that the Company's operations will become profitable at the rate currently expected by the Company, if at all. The
Company's inability to achieve profitability on a timely basis could have an adverse effect on the Company's business, operating results and financial condition and the market price its Common Stock.

     Emphasis on Acquisitions; Difficulties of Integrating
Acquisitions. The Company's growth strategy has emphasized and will continue to emphasize a program of acquiring existing assisted-living communities and properties that it believes it can efficiently reposition as assisted-living communities. The Company currently plans to acquire ownership of or leasehold interests in approximately 15 to 20 additional long-term-care facilities per year. Acquisitions of long-term-care facilities are typically subject to a number of closing conditions, including those regarding the status of title to real property included in the acquisition, the results of environmental investigations performed on the Company's behalf, the transfer of applicable licenses or permits and the availability of appropriate financing. There can be no assurance that the Company's acquisition of long-term-care facilities will occur at the rate currently expected by the Company or that future acquisitions will be completed in a timely manner, if at all. Due in part to management's industry experience and contacts, the Company may be presented with many more attractive acquisition proposals than currently expected and, as a result, may attempt to purchase more long-termcare facilities than currently expected, which could cause the Company to overextend its management and financial resources. To the extent that acquisitions are consummated, there can be no assurance that the Company will, where appropriate, successfully reposition an acquired facility or integrate a newly acquired or repositioned community with its other operations. In addition, the Company has from time to time acquired, and may under certain circumstances continue to acquire, independent-living or skilled-nursing facilities that for various reasons it does not reposition as assisted-living communities. There can be no assurance that the Company will successfully operate such independentliving or skilled-nursing facilities. Even if the Company should determine to transfer ownership or operation of such independent-living or skilled-nursing facilities, there can be no assurance that it will be able to locate qualified purchasers or operators of such facilities or that the terms on which it transfers ownership or operation of such facilities will be advantageous to the Company, either of which could adversely affect the market price of the shares of Common Stock as well as the Company's results of operations and financial position. Furthermore, the acquisition of independent-living facilities and the development of assisted-living communities by the Company may exacerbate potential conflicts of interest between the Company and Holiday (as defined below under "Conflicts of Interest With Holiday"), and could expose management of the Company to claims that duties to one or both companies have not been met. Finally, any failure by the Company with respect to the repositioning, integration or operation of any acquired facilities may have a material adverse effect on the Company's business, operating results and financial condition.

     Ability to Develop Additional Assisted-Living
Communities. The Company's prospects for growth are directly affected by its ability to develop additional assisted-living communities. The Company expects to open approximately 15 to 20 newly developed assisted-living communities per year through 1998. Currently, the Company has 20 assisted-living communities under construction.
There can be no assurance that the Company will not suffer delays in its development program, which could slow the Company's growth. Development of assisted-living communities can be delayed or precluded by various zoning, healthcare licensing and other applicable governmental regulations and restrictions. The nature of such licenses and approvals and the timing and likelihood of obtaining them vary widely from state to state, depending on the community, or its operation, and the type of services to be provided. If the Company's development schedule is delayed, the Company's business, operating results and financial condition could be adversely affected.

     Need for Additional Capital. The Company expects negative cash flow to continue for at least the next year as it continues to develop and acquire assisted-living communities. The Company does not expect any of its newly developed assisted-living communities to generate positive cash flow for at least nine months after commencing operations. In addition, the Company expects that the properties it acquires for repositioning as assisted-living communities will typically require at least 12 months to 18 months after acquisition to begin to generate positive cash flows. There can be no assurance that any newly developed or repositioned community will achieve a stabilized occupancy rate and resident mix that meets the Company's expectations, generates positive cash flow or is sufficient to allow the Company to refinance outstanding indebtedness secured by the community through sale/leaseback transactions. To successfully continue its growth, the Company must have sufficient financial resources to fund its development and acquisition activities and anticipated operating losses. Furthermore, the Company's future success depends in part on arranging sale/leaseback financing or mortgage refinancing for assisted-living communities that have achieved stabilized occupancy rates, resident mix and operating margins after initial development or repositioning. In addition, the Company will have approximately $4.3 million and $10.2 million in principal amount of debt repayment obligations that become due in 1997 and 1998, respectively. The Company will from time to time seek additional funding through public or private financing, including equity financing. If additional funds are raised by issuing equity securities, the Company's shareholders may experience dilution. There can be no assurance, however, that adequate equity, debt or sale/leaseback financing will be available as needed or on terms acceptable to the Company. A lack of available funds may require the Company to delay, scale back or eliminate all or some of its development and acquisition projects.

     Conflicts of Interest With Holiday. Daniel R. Baty, the Company's Chief Executive Officer, and William E.
Colson, a director of the Company, are the principal shareholders, directors and senior executive officers of Holiday Retirement Corp. ("Holiday"), and substantially all the independent-living facilities operated by Holiday are owned by partnerships controlled by Messrs. Baty and Colson and in which they have varying financial interests.
In addition, Raymond R. Brandstrom and Frank A. Ruffo, officers of the Company have management responsibilities with respect to Columbia-Pacific Group, Inc., which is wholly owned by Mr. Baty, and its subsidiary, Columbia
Management, Inc., which is a general partner of many of such partnerships. Messrs. Baty's and Colson's responsibilities to Holiday and its affiliates include overseeing the management of independent-living facilities, the acquisition, financing and refinancing of existing facilities and the development and construction of, and capital-raising activities to finance, new facilities. Although the Company believes that its relationship with Holiday is beneficial, the financial interests and management and financing responsibilities of Messrs. Baty, Colson, Brandstrom and Ruffo with respect to Holiday and its affiliated partnerships could present conflicts of interest, including conflicts relating to the selection of future development or acquisition sites, competition for potential residents in markets where both companies operate and the allocation of time and efforts of Messrs. Baty, Brandstrom and Ruffo. Because Mr. Baty is the Chief Executive Officer of both the Company and Holiday and Messrs. Baty, Brandstrom and Ruffo have other responsibilities with respect to Holiday and the related partnerships, circumstances could arise that would distract them from the Company's operations, which distractions could have an adverse effect on the Company's business, operating results and financial condition.
Moreover, there can be no assurance that the Company's and Holiday's interests will remain compatible.

     Substantial Debt and Lease Obligations of the
Company. At September 30, 1996, 13 residential communities were subject to mortgage indebtedness in an aggregate amount of $24.4 million, with minimum principal and interest payments estimated to be approximately $5.2 million in 1997. In addition, as of September 30, 1996, the Company has drawn $5.2 million of its available construction loans of approximately $12.7 million in connection with thecommunities under development. As of September 30, 1996, approximately $20.4 million principal amount of the Company's indebtedness bore interest at fluctuating rates;
therefore, increases in prevailing interest rates would increase the Company's interest payment obligations and could have an adverse effect on the Company's operating results and financial condition. At September 30, 1996, the Company was also a party to long-term operating leases for 37 of its residential communities, which leases require minimum annual lease payments aggregating $20.7 million, and generally provide for annual rent increases.
The Company intends to continue to finance its properties through a combination of mortgage financing and operating leases, including leases arising through sale/leaseback transactions, and, accordingly, the amount of mortgage indebtedness and annual lease payments is expected to increase as the Company pursues its growth strategy. As a result of such mortgages and leases, a substantial portion of the Company's cash flow will be devoted to debt service and lease payments. There can be no assurance that the Company will generate sufficient cash flow from operations to cover required interest, principal and lease payments.
Furthermore, from time to time the Company has not been in compliance with certain covenants in its financing agreements. While to date the Company has been able to obtain waivers for such noncompliance, there can be no assurance that in the future it will be able to comply with such covenants, which generally relate to matters such as cash flow and debt coverage ratios. As of September 30, 1996 management believes that the Company is in compliance with all material covenants. If the Company were unable to meet interest, principal or lease payments, it could be required to seek renegotiation of such payments or obtain additional equity or debt financing.
There can be no assurance, however, that such efforts will be successful or timely or that the terms of any such financing or refinancing would be acceptable to the Company. Furthermore, because of cross-default and cross collateralization provisions in certain of the Company's mortgage and sale/leaseback agreements, a default by the Company on one of its payment obligations could adversely affect a significant number of the Company's properties.
The Company's leverage may also adversely affect the Company's ability to respond to changing business and economic conditions or continue its development and acquisition program.

    Difficulties of Managing Rapid Expansion. Since its inception, the Company has pursued an aggressive expansion program, and it expects that its growth will continue as it implements its development program for new assisted-living communities. The Company's success will depend in large part on identifying suitable development and acquisition opportunities, and its ability to pursue such opportunities, complete developments, consummate acquisitions and effectively operate its assisted-living communities. The Company's growth has placed a significant burden on the Company's management and operating personnel. The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and management information systems and to continue to attract, train, motivate, manage and retain key employees.
If the Company is unable to manage its growth effectively, its business, operating results and financial condition could be adversely affected.

     Dependence on Senior Management and Skilled
Personnel. The Company depends, and will continue to depend, on the services of Daniel R. Baty, it's Chairman of the Board and Chief Executive Officer, Raymond R.
Brandstrom, its President and Chief Operating Officer, and Frank A. Ruffo, Jr., its Vice President. The loss of the services of Mr. Baty or either of Messrs. Brandstrom or Ruffo would have a material adverse effect on the Company's operating results and financial condition. In addition, Mr. Baty has financial interests in and management responsibilities with respect to Holiday and its related partnerships and Messrs. Brandstrom and Ruffo have management responsibilities with respect to Columbia and its subsidiary, Columbia Management, which is a general partner of many of such partnerships. As a result, they will not be devoting their full time and efforts to the Company. Under certain circumstances, Messrs. Baty, Brandstrom and Ruffo could have conflicts of interest in allocating their time and efforts between the Company and Holiday (and its related partnerships) or Columbia and Columbia Management, as the case may be, and could have other conflicts of interest. The Company has entered into noncompetition agreements with Messrs. Baty, Brandstrom and Ruffo, although such agreements do not limit Mr. Baty's current role with Holiday or Messrs. Brandstrom and Ruffo in their capacities as officers of Columbia, which is wholly owned by Mr. Baty, and its subsidiary, Columbia Management, which is a general partner of partnerships which own or lease properties currently operated by Holiday, so long as assisted living is an incidental component of Holiday's operation or management of independent-living facilities. The Company has obtained a key employee insurance policy covering the lives of each of Messrs. Baty and Brandstrom in the amounts of $5.0 million and $1.0 million, respectively.
The Company also depends on its ability to attract and retain management personnel who will be responsible for the day-to-day operations of each of its residential communities. If the Company is unable to hire qualified management to operate its assisted-living communities, the Company's business, operating results and financial condition could be adversely affected.

     Possible Environmental Liabilities. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be held liable for the costs of removal or remediation of certain hazardous or toxic substances, including, without limitation, asbestos-containing materials, that could be located on, in or under such property. Such laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of the hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulations, and could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such substances properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. Under these laws and regulations, an owner, operator or any entity who arranges for the disposal of hazardous or toxic substances such as asbestos-containing materials, at a disposal site may also be liable for the costs of any required remediation or removal of the hazardous or toxic substances at the disposal site. In connection with the ownership or operation of its properties, the Company could be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties. As a result, the presence, with or without the Company's knowledge, of hazardous or toxic substances at any property held or operated by the Company could have an adverse effect on the Company's business, operating results and financial condition.

     Dependence on Attracting Seniors With Sufficient Resources to Pay. The Company currently, and for the foreseeable future, expects to rely primarily on its residents' ability to pay the Company's fees from their own or familial financial resources. Generally only seniors with income or assets meeting or exceeding the comparable median in the region where the Company's assisted-living communities are located can afford the Company's fees. Inflation or other circumstances that adversely affect the ability of seniors to pay for the Company's services could have an adverse effect on the Company. If the Company encounters difficulty in attracting seniors with adequate resources to pay for its services, its business, operating results and financial condition could be adversely affected.

     Staffing and Labor Costs. The Company competes with other long-term-care providers with respect to attracting and retaining qualified or skilled personnel. The Company also depends on the available labor pool of low-wage employees. A shortage of nurses or other trained personnel or general inflationary pressures may require the Company to enhance its wage and benefits package in order to compete. There can be no assurance that the Company's labor costs will not increase or, if they do, that they can be matched by corresponding increases in private-payor revenues or governmental reimbursement. Any significant failure by the Company to attract and retain qualified employees, to control its labor costs or to match increases in its labor expenses with corresponding increases in revenues could have a material adverse effect on the Company's business, operating results and financial condition.

     Governmental Regulation. Healthcare is heavily regulated at the federal, state and local levels and represents an area of expensive and frequent regulatory change. A number of legislative and regulatory initiatives relating to long-term care are proposed or under study at both the federal and state levels that, if enacted or adopted, could have an adverse effect on the Company's business and operating results. The Company cannot predict whether and to what extent any such legislative or regulatory initiative will be enacted or adopted, and therefore cannot assess what effect any current or future initiative would have on the Company's business and operating results. Changes in applicable laws and new interpretations of existing laws can significantly affect the Company's operations, as well as its revenues (particularly those from governmental sources) and expenses.

The Company's residential communities are subject to varying degrees of regulation and licensing by local and state health and social service agencies and other regulatory authorities specific to their location. While regulations and licensing requirements often vary significantly from state to state, they typically relate to fire safety, sanitation, staff training, staffing levels and living accommodations such as room size, number of bathrooms and ventilation, as well as regulatory requirements relating specifically to certain of the Company's health-related services. The Company's success will depend in part on its ability to satisfy such regulations and requirements and to acquire and maintain any required licenses. In addition, with respect to its residents who receive financial assistance from governmental sources for their assistedliving services, the Company is subject to certain federal and state regulations that prohibit certain business practices and relationships that might affect healthcare services reimbursable under Medicaid or similar state reimbursements programs. The Company's failure to comply with such regulations could jeopardize its reimbursement payments for any affected residents and, if egregious, could result in fines and the suspension or failure to renew the Company's operating licenses. Federal, state and local governments occasionally conduct unannounced investigations, audits and reviews to determine whether violations of applicable rules and regulations exist. Devoting management and staff time and legal resources to such investigations, as well as any material violation by the Company that is discovered in any such investigation, audit or review, could have a material adverse effect on the Company's business and operating results. There can be no assurance that regulatory oversight of construction efforts associated with repositionings will not result in loss of residents and disruption of community operations.

     Competition. The long-term-care industry is highly competitive, and the Company believes that the assistingliving segment, in particular, will become even more competitive in the future. The Company will be competing with numerous other companies providing similar long-termcare alternatives such as home healthcare agencies, community-based service programs, retirement communities and convalescent centers. The Company expects that, as the provision of assisted-living services receives increased attention and the number of states providing reimbursement for assisted living rises, competition will intensify as a result of new market entrants. The Company also faces potential competition from skilled-nursing facilities that provide long-term-care services. Moreover, in implementing its growth strategy, the Company expects to face competition in its efforts to develop and acquire assisted-living communities. Some of the Company's present and potential competitors are significantly larger and have, or may obtain, greater financial resources than those of the Company. Consequently, there can be no assurance that the Company will not encounter increased competition in the future that could limit its ability to attract residents or expand its business and therefore have a material adverse effect on its business, operating results and financial condition.

     Potential Adverse Impact of Governmental Reimbursement Programs. Currently, the federal government does not provide any reimbursement for the type of assisted-living services offered by the Company. Although some states have reimbursement programs in place, the level of reimbursement is generally insufficient to cover the costs of the Company's assisted-living services. Depending in part on the results of the Company's acquisition program, net revenues from governmental reimbursement programs could increase from time to time. There can be no assurance that the Company will continue to meet the requirements for participating in governmental reimbursement programs. Furthermore, governmental reimbursement programs are subject to statutory and regulatory changes, retroactive rate adjustments, administrative rulings and governmental funding restrictions, some of which could have a material adverse effect on the future rate of payment to communities operated by the Company. A substantial dependence on governmental reimbursement programs, changes in the funding levels of such programs or the failure of the Company's operations to qualify for governmental reimbursement could have an adverse effect on the Company's business, operating results and financial condition.

     Liability and Insurance. The Company's business entails an inherent risk of liability. In recent years, participants in the long-term-care industry have become subject to an increasing number of lawsuits alleging malpractice or related legal theories, many of which involve large claims and significant legal costs. The Company expects that from time to time it will be subject to such suits as a result of the nature of its business. The Company currently maintains insurance policies in amounts and with such coverage and deductibles as it deems appropriate, based on the nature and risks of its business, historical experience and industry standards. There can be no assurance, however, that claims in excess of the Company's insurance coverage or claims not covered by the Company's insurance coverage will not arise. A successful claim against the Company not covered by, or in excess of, the Company's insurance could have a material adverse effect on the Company's operating results and financial condition. Claims against the Company, regardless of their merit or eventual outcome, may also have a material adverse effect on the Company's ability to attract residents or expand its business and would require management to devote time to matters unrelated to the operation of the Company's business. In addition, the Company's insurance policies must be renewed annually, and there can be no assurance that the Company will be able to obtain liability insurance coverage in the future or, if available, that such coverage will be on acceptable terms.

     Absence of Public Market for Debentures; Possible Volatility of Stock Price. There is no public market for the Debentures and it is unlikely that an active or liquid trading market will develop or be sustained. The market price of the Common Stock into which the Debentures are convertible could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the Common
Stock, variations in the Company's operating results, variations from analysts expectations, new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the healthcare industry generally or the assisted-living residence business in particular. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations also may adversely affect the market price of the Common Stock.

                RATIO OF EARNINGS TO FIXED CHARGES

         Set forth below is the ratio of earnings to fixed charges for the Company for the periods indicated:

         Years ended December 31,
   ------------------------------------------      Nine months ended
   1993(1)       1994           1995              September 30, 1996
  ------------- -------------  -------------    --------------------
    --(2)           --(2)          --(2)                --(2)


(1) Period from commencement of operations in July 1993 through December 31, 1993.
(2) For the period from July 28, 1993 (inception) through December 31, 1993, fiscal years ended December 31, 1994, 1995 and the nine months ended September 30, 1996, fixed charges exceeded earnings by $30,000, $1.5 million, $9.8 million and $5.4 million, respectively.

                      USE OF PROCEEDS

     The proceeds from the sale of the Debentures and shares of Common Stock offered hereby are solely for the account of the Selling Debentureholders. Accordingly, the Company will not receive any proceeds from this offering.

                 SELLING DEBENTUREHOLDERS

   The Debentures being offered hereby were acquired by the Selling Debentureholders in connection with a private placement of the Debentures by the Company on February 15, 1996 pursuant to Rule 144A and Regulation D under the Securities Act or in permitted resale transactions from the initial purchasers of the Debentures (the "Initial
Purchasers") or holders acquiring the Debentures from prior holders thereof in further permitted resale transactions. The following table sets forth information concerning the principal amount of Debentures beneficially owned by each Selling Debentureholder which may be offered from time to time pursuant to this Prospectus. Other than as a result of the ownership of Debentures or Common
Stock, none of the Selling Debentureholders has had any material relationship with the Company within the past three years, except as noted herein. The table has been prepared based on information furnished to the Company by the Trustee
(as hereinafter defined) for the Debentures, by Depository Trust Company and by or on behalf of the Selling Debentureholders.


                 Principal Amount    Principal Amount
                  of Debentures        of Debentures    Percent of Outstanding
     Name       Beneficially Owned   That May Be Sold        Debentures
--------------- ------------------  -----------------  --------------------

                (to be supplied by amendment)


                  PLAN OF DISTRIBUTION

     The Company will not receive any proceeds from this offering. The Company has been advised by the Selling
Debentureholders that the Selling Debentureholders may sell all or a portion of the Debentures and shares of Common Stock offered hereby from time to time in the over-thecounter market on terms to be determined at the times of such sales. The Selling Debentureholders may also make private sales directly or through a broker or brokers.
Alternatively, any of the Selling Debentureholders may from time to time offer the Debentures or shares of Common
Stock through underwriters, including any of the Initial
Purchasers, dealers or agents, who may receive compensation in the form of underwriting discounts, commissions or concessions from the Selling
Debentureholders and the purchasers of the Debentures or shares of Common Stock for whom they may act as agent. To the extent required, the aggregate principal amount of Debentures and the number of shares of Common Stock to be sold, the names of the Selling Debentureholders, the purchase price, the name of any such agent, dealer or underwriter and any applicable commissions with respect to a particular offer will be set forth in an accompanying
Prospectus Supplement. The aggregate proceeds to the Selling Debentureholders from the sale of the Debentures and Common Stock offered by the Selling Debentureholders hereby will be the purchase price of the Debentures and Common Stock offered by the Selling Debentureholders less any commissions. There can be no assurance that the Selling Debentureholders will sell any or all of the Debentures or shares of Common Stock offered hereby.

   The Debentures and the shares of Common Stock issued upon conversion of the Debentures may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection therewith.

   The Company does not intend to list the Debentures on any national securities exchange or on Nasdaq. It is unlikely that an active market for the Debentures will develop.

   To comply with the securities laws of certain states, if applicable, the Debentures and shares of Common Stock will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Debentures and shares of Common Stock may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

   The Selling Debentureholders and any broker-dealers, agents or underwriters that participate with the Selling
Debentureholders in the distribution of the Debentures or shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealers, agents or underwriters and any profit on the resale of the Debentures or shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     The Debentures were originally sold to the Initial
Purchasers on February 15, 1996 in a private placement at a purchase price of 100% of their principal amount. The
Company agreed to indemnify and hold the Initial
Purchasers and certain subsequent holders of the Debentures harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Debentures by the Initial Purchasers or such subsequent holders.

     The Company will pay all expenses incident to the offering and sale of the Debentures and Common Stock to the public other than underwriting discounts and selling commissions and fees. See "Selling Debentureholders."

                   DESCRIPTION OF DEBENTURES

     The Debentures were issued under an Indenture dated as of February 15, 1996 (the "Indenture") executed by the Company and Fleet National Bank, as the trustee under the Indenture (the "Trustee"). The terms of the Debentures include those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture
Act of 1939, as amended.

     The following is a summary of certain provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Indenture, including the definitions of certain terms therein to which reference is hereby made, for a complete statement of such provisions. Wherever particular provisions or sections of the Indenture or terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference.


GENERAL


     The Debentures are unsecured general obligations of the Company, subject to the rights of holders of Senior
Indebtedness of the Company, and will mature on January 1, 2006. The Debentures will be limited to $32,000,000 aggregate principal amount and will bear interest semiannually on January 1 and July 1 of each year, commencing July 1, 1996, at the rate per annum of 6.25%.
The first payment was for the period from the date of delivery to July 1, 1996. The Company will pay interest on the Debentures to the persons who are registered holders of Debentures at the close of business on the December 15 or June 15 preceding the interest payment date. Principal (and premium, if any) and interest will be payable, the Debentures will be convertible and exchangeable, and transfers thereof will be registrable, at the office or agency of the Company maintained for such purposes, initially at the offices of the Trustee. The Company may pay principal and interest by check and may mail an interest check to a holder's registered address. Holders must surrender Debentures to a Paying Agent to collect principal payments.

     Initially, the Trustee is acting as Paying Agent, Registrar and Conversion Agent. The Company may change any Paying Agent, Registrar, Conversion Agent or co-registrar upon prior written notice to the Trustee and may act in any such capacity itself.

DELIVERY AND FORM OF DEBENTURES

     Those Debentures initially sold to qualified institutional buyers (as defined in Rule 144A under the Securities Act) were issued in global form (the "Rule 144A
Global Debentures") and were deposited on February 15, 1996 with The Depository Trust Company (the "Depository") and registered in the name of Cede & Co., as nominee of the Depository. The Rule 144A Global Debentures to be resold as set forth herein will be initially issued in global form (the "New Global Debentures") and will be deposited on or about the date of effectiveness of this Registration Statement on behalf of the Depository and registered in the name of Cede & Co. Beneficial interests in the Rule 144A Global Debentures and the New Global
Debentures may be exchanged for definitive securities in accordance with the terms of the Indenture.

     A holder may transfer or exchange Debentures in accordance with the Indenture. No service charge will be made for any registration of transfer, exchange or conversion of Debentures, except for any tax or other governmental charges that may be imposed in connection therewith. The Registrar need not transfer or exchange any Debentures selected for redemption. Also, in the event of a partial redemption, it need not transfer or exchange any Debentures for a period of 15 days before selecting Debentures to be redeemed. The Indenture does not contain any provision requiring the Company to repurchase the Debentures at the option of the holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Company, even though the Company's creditworthiness and the market value of the Debentures may decline significantly as a result of such transaction.
The Indenture does not protect holders of the Debentures against any decline in credit quality, whether resulting from any such transaction or from any other cause. The registered holder of a Debenture may be treated as its owner for all purposes.

CONVERSION RIGHTS

     The holders of the Debentures are entitled at any time after the Registration Date (as defined in the Indenture) and prior to maturity, subject to prior redemption, to convert the Debentures or portions thereof
(which are $1,000 or multiples thereof) into shares of Common Stock at the conversion price set forth in the Debentures (subject to adjustments as described below).
No payment or adjustment will be made for accrued interest on a converted Debenture. If any Debenture not called for redemption is converted between a record date for the payment of interest and the next succeeding interest payment date, such Debenture must be accompanied by funds equal to the interest payable to the registered holder on such interest payment date on the principal amount so converted. The Company will not issue fractional interest in shares of Common Stock upon conversion of the Debentures but instead will deliver a check for the fractional share based on the market value of the Common
Stock on the last trading day prior to the conversion date. If the Debentures are called for redemption, conversion rights will expire, unless the Company defaults in payment due upon such redemption.

     The conversion price is subject to adjustments, as set forth in the Indenture, in certain events, including the payment of dividends or distributions on the Common
Stock in shares of capital stock; subdivisions or combinations of Common Stock into a greater or smaller number of shares; reclassification of the shares resulting in any issuance of any shares of the Company's capital stock; distribution of rights or warrants to all holders of Common Stock entitling them to purchase Common Stock at less than the then current price at that time; and the distribution to all holders of Common Stock of assets, excluding certain cash dividends and distributions, or debt securities or any rights or warrants to purchase securities of the Company; provided, however, that no adjustment will be required if holders of the Debentures received notice of and are allowed to participate in such transactions. No adjustment will be required for rights to purchase Common Stock pursuant to a Company plan for reinvestment of dividends or interest, or for a change in the par value of the Common Stock. To the extent that Debentures become convertible into cash, no adjustment will be required thereafter as to cash. No adjustment in the conversion price need be made unless such adjustment would require a change of at least 1% in the conversion price; however, any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment. The
Company may voluntarily reduce the conversion price for a period of time.

     If the Company pays dividends on the Common Stock in shares of capital stock or subdivides or combines the Common Stock or issues by reclassification of the Common
Stock any shares of its capital stock or merges with, or transfers or leases substantially all of its assets to, another corporation or trust, the holders of the Debentures then outstanding will be entitled thereafter to convert such Debentures into the kind and amount of shares of capital stock, other securities, cash or other assets which they would have owned immediately after such event had such Debentures been converted before the effective date of the transaction.

     Any Debentures called for redemption, unless surrendered for conversion on or before the close of business on the redemption date, are subject to being purchased from the holder of such Debentures at the redemption price by one or more investment bankers or other purchasers who may agree with the Company to purchase such Debentures and convert them into Common
Stock.

   In the event of a taxable distribution to holders of Common Stock which results in an adjustment of the conversion price, the holders of the Debentures may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend.

SUBORDINATION OF DEBENTURES

   The indebtedness evidenced by the Debentures will be subordinated and junior in right of payment to the extent set forth in the Indenture to the prior payment in full of amounts then due on all Senior Indebtedness. No payment shall be made by the Company on account of principal of (or premium, if any) or interest on the Debentures or on account of the purchase or other acquisition of Debentures, if there shall have occurred and be continuing a default with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof, or with respect to the payment of any Senior Indebtedness and such default shall be the subject of a judicial proceeding or the Company shall have received notice of such default from certain authorized persons, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist. By reason of these provisions, in the event of default on any Senior
Indebtedness, whether now outstanding or hereafter issued, payments of principal of (and premium, if any) and interest on the Debentures may not be permitted to be made until such Senior Indebtedness is paid in full, or the event of default on such Senior Indebtedness is cured or waived.

     Upon any acceleration of the principal of the Debentures or any distribution of assets of the Company upon any receivership, dissolution, winding-up, liquidation, reorganization or similar proceedings of the Company, whether voluntary or involuntary, or in bankruptcy or insolvency, all amounts due or to become due upon all Senior Indebtedness must be paid in full before the holders of the Debentures or the Trustee is entitled to receive or retain any assets so distributed in respect of the Debentures. By reason of this provision, in the event of insolvency, holders of the Debentures may recover less, ratably, than holders of Senior Indebtedness.

     "Senior Indebtedness" is defined to mean the principal, premium, if any, unpaid interest on and all other amounts payable under or in respect of Indebtedness of the Company for money borrowed. There is no limit on the amount of Senior Indebtedness that the Company may incur.

OPTIONAL REDEMPTION

     The Debentures are subject to redemption, as a whole or in part, at any time or from time to time commencing after July 1, 1999 at the Company's option on at least 30 days' and not more than 60 days' prior notice by mail.
The redemption prices (expressed as a percentage of principal amount) are as follows for the 12-month period beginning after July 1 of the following years:


                                      Redemption
                     Year               Price
             --------------------  ----------------
             1999                        102%
             2000                        101%
             2001 and thereafter         100%


MODIFICATION OF THE INDENTURE

     Under the Indenture, with certain exceptions, the Company's rights and obligations with respect to the Debentures and the rights of holders of the Debentures may only be modified by the Company and the Trustee with the written consent of the holders of not less than 66-2/3% in principal amount of the outstanding Debentures. However, without the consent of each holder of any Debenture affected, an amendment, waiver or supplement may not
(a) reduce the amount of Debentures whose holders must consent to an amendment; (b) reduce the rate or change the time of payment of interest on any Debenture; (c) reduce the principal of or change the fixed maturity of any Debenture; (d) make any Debenture payable in money other than that stated in the Debenture; (e) change the provisions of the Indenture regarding the right of a majority of the Debentureholders to waive defaults under the Indenture or impair the right of any Debentureholder to institute suit for the enforcement of any payment of principal and interest on the Debentures on and after their respective due dates; or (f) make any change that adversely affects the right to convert any Debenture.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The following is a summary of certain provisions of the Indenture relating to events of default, notice and waiver.

     The following are Events of Default under the Indenture with respect to the Debentures: (a) default in the payment of interest on the Debentures when due and payable which continues for 30 days; (b) default in the payment of principal of (and premium, if any) on the Debentures when due and payable, at maturity, upon redemption or otherwise, which continues for five business days; (c) failure to perform any other covenant of the Company contained in the Indenture or the Debentures which continues for 60 days after notice as provided in the Indenture; (d) acceleration of any indebtedness for money borrowed
(including obligations under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles but not including any indebtedness or obligation for which recourse is limited to property purchased) in an aggregate principal amount in excess of $1.0 million, whether existing on the date of the execution of the Indenture or thereafter created, if such acceleration is not annulled within 10 days after notice to the Company of such acceleration; and
(e) certain events of bankruptcy, insolvency or reorganization relating to the Company.

     If an Event of Default occurs and is continuing with respect to the Debentures, either the Trustee or the holders of at least a majority in principal amount of the Debentures may declare all the Debentures to be due and payable immediately.

   The Company will not (a) declare or pay any dividends or make any distribution to holders of its capital stock or (b) purchase, redeem or otherwise acquire or retire for value any of the Common Stock, or any warrants, rights or options to purchase or acquire any shares of the Common
Stock (other than the Debentures or any other convertible indebtedness of the Company that is neither secured nor subordinated to the Debentures) if at the time any of the aforementioned Events of Default has occurred and is continuing or would exist immediately after giving effect to such action.

     The Trustee may require indemnity satisfactory to it before it enforces the Indenture or the Debentures.
Subject to certain limitations, holders of a majority in principal amount of the Debentures may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Debentureholders notice of any default
(except a default in payment of principal or interest) if it determines that withholding notice is in their interests. The Company is required to file with the Trustee annually an officers' statement as to the absence of defaults in fulfilling any of its obligations under the Indenture.

    No consent of Debentureholders is required for the Company to consolidate with or merge into or transfer or lease substantially all of its assets to another corporation or trust which assumes the obligations of the Company under the Indenture and the Debentures or for any reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended, nor is any such consent of Debentureholders required for any amendment of the Indenture or the Debentures by the Company and the Trustee to cure any ambiguity, defect or inconsistency, or to provide for uncertificated Debentures in addition to certified Debentures, or to make any change that does not adversely affect the right of any Debentureholder.

     The Debentures may not be sold or otherwise transferred except in accordance with the provisions set forth in the Purchase Agreement and the Indenture.
CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Indenture provides that the Company may not merge or consolidate with, or sell or convey all, or substantially all, of its assets to another person unless such person is a company or a trust and such person assumes by supplemental indenture all the obligations of the Company under the Debentures and the Indenture, and that immediately after the transaction no default or Event of Default shall exist.

MARKETABILITY

   The Debentures are a new issue of securities with no established trading market. The Company does not intend to list the Debentures on any national securities exchange or on Nasdaq. It is unlikely that an active market for the Debentures will develop.

GOVERNING LAW

   The Indenture and the Debentures will be governed by and construed in accordance with the laws of the state of New York.

REGISTRATION RIGHTS AGREEMENT

     The Company has agreed to use its best efforts, subject to the receipt of necessary information from the holders of the Debentures, to prepare and file with the Commission a registration statement with respect to the resale of the Debentures and the Common Stock offered hereby from time to time in the over-the-counter market, in privately negotiated transactions, or, with respect to the Common Stock only, on AMEX, as the case may be, and to cause the Registration Statement to become effective not later than January 31, 1997. The Company has also agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until all the Debentures and the Common Stock have been sold thereby or until the Debentures and the Common Stock are no longer, by reason of Rule 144(k) promulgated under the Securities Act or any other rule of similar effect, required to be registered for the sale thereof by the holders of the Debentures.

                       LEGAL MATTERS

     The validity of the Debentures and the Common Stock will be passed on for the Company by Perkins Coie, Seattle, Washington.

                          EXPERTS

     The consolidated financial statements of Emeritus
Corporation and subsidiaries, the financial statements of The Arbor at Olive Grove, Villa Ocotillo, Belmont Towers and Laurel Lake Estates; the combined financial statements of the Florida Communities; the statements of operating assets and liabilities, direct operating revenues and expenses and direct operating cash flows of Summer Wind
Retirement, Inc. and Heritage Hills Retirement, Inc.; and the combined statements of operating assets and liabilities, direct operating revenues and expenses and direct operating cash flows of the Green Meadows Communities and the Carolina
Facilities, all of which are incorporated by reference herein, have been audited by KPMG Peat Marwick LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of such firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP covering the combined statements of operating assets and liabilities, direct operating revenues and expenses and direct operating cash flows of the Green Meadows Communities refers to uncertainties regarding the outcome of litigation and the ability of the partnerships which owned the Green Meadows Communities as of July 31, 1995 to continue collectively or individually as a going concern.

==================================================================


                         $32,000,000
                      1,454,545 Shares
                    EMERITUS CORPORATION

     6.25% Convertible Subordinated Debentures Due 2006
                        Common Stock

====================================================================
                               PROSPECTUS
====================================================================


                      February __, 1997

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations in connection with this offering must not be relied upon as having been authorized by the Company or by any Selling Debentureholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information contained herein is correct as of any time subsequent to the date of this Prospectus.


                 TABLE OF CONTENTS
                                                    Page
Available Information..............................   2
Incorporation of Certain Documents by Reference....   2
The Company........................................   4
Risk Factors.......................................   5
Ratio of Earnings to Fixed Charges.................   11
Use of Proceeds....................................   11
Selling Debentureholders...........................   11
Plan of Distribution...............................   12
Description of Debentures..........................   13
Legal Matters......................................   17
Experts............................................   18

===========================================================

PART II
              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. All amounts are estimates except the SEC registration fee.


SEC Registration Fee                          $ 9,697
AMEX Additional Listing Fee                    17,500
Printing and Engraving Expenses                 1,000
Legal Fees and Expenses                         7,000
Accounting Fees and Expenses                    2,500
Blue Sky Fees and Expenses                      1,000
Miscellaneous Expenses                          1,303
                                                ----
Total                                         $40,000
                                              -------

Item 15.  Indemnification of Directors and Officers

     Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities
Act of 1933, as amended (the "Securities Act").  Section
10 of the registrant's Amended and Restated Bylaws provides for indemnification of the registrant's directors, officers, employees and agents to the maximum extent permitted by Washington law. Certain of the directors of the registrant, who are affiliated with principal shareholders of the registrant, also may be indemnified by such shareholders against liability they may incur in their capacities as directors of the registrant, including pursuant to a liability insurance policy maintained by the Company for such purpose.

     Section 23B.08.320 of the Washington Business
Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, knowing violations of law or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 8 of the registrant's Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

     The registrant has entered into an indemnification agreement with each of its executive officers and directors in which the registrant agrees to hold harmless and indemnify the officer or director to the fullest extent permitted by Washington law. The registrant agrees to indemnify the officer or director against any and all losses, claims, damages, liabilities or expenses incurred in connection with any actual, pending or threatened action, suit, claim or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal, in which the officer or director is, was or becomes involved by reason of the fact that the officer or director is or was a director, officer, employee, trustee or agent of the registrant or any related company, partnership or enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action (or inaction) by the officer or director in an official capacity and any action, suit, claim or proceeding instituted by or at the direction of the officer or director unless such action, suit, claim or proceeding is or was authorized by the registrant's Board of Directors.
No indemnity pursuant to the indemnification agreements shall be provided by the registrant on account of any suit in which a final, unappealable judgment is rendered against the officer or director for an accounting of profits made from the purchase or sale by the officer or director of securities of the registrant in violation of the provisions of Section 16(b) of the Securities Exchange
Act of 1934, as amended (the "Exchange Act"), and amendments thereto, or for damages that have been paid directly to the officer or director by an insurance carrier under a policy of directors' and officers' liability insurance maintained by the registrant.

Item 16.  Exhibits


     Exhibit No.  Description of Exhibit
     -----------  ----------------------
     4.1 (1)      Form  of  6.25%  Convertible Subordinated  Debentures due
                  2006.
     4.2 (1)      Indenture, dated February 15, 1996, between the registrant and Fleet National Bank.
     4.3 (1)      Registration  Rights Agreement, dated  February  8, 1996,
                  between the registrant and the initial purchasers  of
                  the 6.25% Convertible Subordinated Debentures due 2006.
     5.1          Opinion of Perkins Coie.
     12.1         Computation of Ratio of Earnings to Fixed Charges.
     23.1         Consent of KPMG Peat Marwick LLP.
     23.2         Consent of Perkins Coie (included in its opinion filed as
                  Exhibit 5.1).
     24.1         Power of Attorney (included on the signature page of this
                  Registration Statement).


(1)Incorporated by reference to the registrant's Form 10-K for the fiscal year ended December 31, 1995.

Item 17.  Undertakings

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i)   To include any prospectus required by
Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities
Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on January 31, 1997.

                   EMERITUS CORPORATION

              By  /s/ Daniel R. Baty
                  -----------------------------------------
                      Daniel R. Baty, Chairman and Chief Executive Officer


                   POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Daniel R.
Baty and Raymond R. Brandstrom, and each of them, with full power to act without the other, such person's true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration
Statement, and any and all amendments hereto (including posteffective amendments), and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange
Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.


        Signature                        Title                  Date
       ------------                      -----                  ----

 /s/ Daniel R. Baty
     ------------------
     Daniel R. Baty         Chairman and Chief Executive     January 31, 1997
                            Officer(Principal Executive
                            Officer)

 /s/ Raymond R. Brandstrom
     ---------------------
     Raymond R. Brandstrom  Chief Operating Officer and      January 31, 1997
                            Director

 /s/ Kelly J. Price
     ----------------------
     Kelly J. Price         Chief Financial Officer          January 31, 1997

 /s/ James S. Keller
     ----------------------
     James S. Keller        Controller and Director of       January 31, 1997
                            Accounting (Principal
                            Accounting Officer)

 /s/ Tom A. Alberg
     -----------------------
     Tom A. Alberg          Director                         January 31, 1997

 /s/ Patrick Carter
     -----------------------
     Patrick Carter         Director                         January 31, 1997

 /s/ William E. Colson
     -----------------------
     William E. Colson      Director                         January 31, 1997



 /s/ Motoharu Iue
     -----------------------
     Motoharu Iue           Director                         January 31, 1997

